EXHIBIT 5.1

3507 Kyoto Gardens Dr., Suite 320 Palm Beach Gardens, FL 33410 Tel: (561) 689-4441 Fax: (561) 659-0701 www.harriscramer.com

December 29, 2010

Quepasa Corporation
324 Datura Street, Suite 114
West Palm Beach, FL 33401
Attention: Mr. John Abbott, Chief Executive Officer

Re:  Quepasa Corporation / Form S-1

Dear Mr. Abbott:

You have advised us that Quepasa Corporation (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-1 with respect to:

•	1,753,329 shares of common stock, $0.001 par value, which are currently outstanding, and
•	165,000 shares of common stock, $0.001 par value, underlying outstanding warrants.

All of these shares of common stock will be offered for sale by the appropriate security holders (the “Selling Shareholders”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of December 28, 2010, the Company’s authorized capital consists of:

•	50,000,000 shares of common stock, $0.001 par value per share, of which 15,271,480 shares are issued and outstanding, and
•	5,000,000 shares of preferred stock, $0.001 par value, of which 25,000 shares are issued and outstanding.

After having examined the Company’s Restated Articles of Incorporation, Amended and Restated Bylaws, minutes, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 1,753,329 shares of common stock currently outstanding and the 165,000 shares of common stock issuable upon exercise of the warrants will be, when offered and sold and valid consideration for the exercise of the warrants has been received, fully paid and non-assessable, duly authorized and validly issued.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Harris Cramer LLP Harris Cramer LLP